Exhibit 99.1

Cineverse Reports Second Quarter Fiscal Year 2025 Results

(No Financial Impact from Terrifier 3 in Quarter)

Total Revenue of $12.7 Million, 20% Increase Excluding Digital Cinema Business

Total Direct Operating Margin of 51%

LOS ANGELES, November 14, 2024 – Cineverse Corp. (“Cineverse” or the “Company”) (NASDAQ: CNVS), a global streaming technology and entertainment company, today announced its financial results for its fiscal first quarter ended September 30, 2024 (“Q2 FY 2025”).

The Company's financial results for Q2 FY 2025 reflected significant improvement in recurring revenue, direct operating margin, SG&A expenses and net loss when compared to the prior quarter and the prior year quarter when excluding non-recurring, non-cash revenue related to our legacy digital cinema equipment business ("Digital Cinema"). These improved financial results did not include any impact from Terrifier 3, which was released in our fiscal 3rd quarter and therefore will begin to be reflected in our next quarterly report.

After debuting in North American theaters on October 11 and displacing Joker: Folie a Deux at the top of the box office charts, Cineverse’s low budget horror phenomenon Terrifier 3 has rolled on to become the highest-grossing non-rated film ever (topping previous record-holder Renaissance: A Film by Beyoncé), having amassed more than $54 million domestically to date. In addition to a continued theatrical run, which may include a special Christmas re-issue, Terrifier 3 will also soon enter the Digital Sales, BluRay/DVD and the Streaming/Pay distribution channels, including our Screambox channel, and is expected to have a major positive financial impact on our fiscal 3rd quarter and beyond. Revenues from the theatrical release alone are expected to exceed $20 million in the 3rd quarter. We plan on detailing all of the positive impacts on both our income statement and balance sheet from the Terrifier franchise on our next quarterly earnings report.

Q2 FY 2025 Highlights (all comparisons are to the prior year fiscal quarter ended September 30, 2023, or Q2 FY 2024):

Total revenue was $12.7 million versus $13.0 million in the prior year quarter, which included $2.4 million of non-recurring, non-cash revenue related to Digital Cinema. Excluding the prior year quarter Digital Cinema revenues, our total revenue for the quarter increased $2.2 million, or 20%. In addition, compared to the last quarter ended June 30, 2024, our revenues increased by $3.6 million, or 40%.

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Q2 FY 2025 revenues include $1.6 million of licensing revenue associated with the licensing of the Dog Whisperer with Cesar Millan channel.
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Total monthly viewership across our channel portfolio increased 54% versus the same period last year, driven in large part by successful new channel launches such as Dog Whisperer with Cesar Millan and Barney, Garfield and Friends. In addition, Dove Channel viewership increased 54% for the same comparable periods. Combined with the rapid growth of our podcast business, where revenues were up 98% versus last year and we now have 51 podcasts airing, this should set the stage for our new ad sales team to drive significant growth over the next few quarters, particularly through direct ad sales.

Driven by the increase in recurring revenue from the prior year quarter, the Company's direct operating expenses increased by $1.6 million, for a direct operating margin of 51%, which exceeds our previously stated margin target of 45% to 50%. Excluding the impact of Digital Cinema revenue in the prior year quarter, our direct operating margin improved from 44% to 51%.

SG&A expenses decreased $0.5 million, or 7%, primarily due to the Company's continued focus on cost savings initiatives in addition to savings realized from its offshoring program to Cineverse Services India.

Net loss attributable to common stockholders was $1.4 million, or $(0.09) per share, compared to a net loss of $0.4 million, or $(0.04) per share, in the prior year quarter primarily due to last year’s recognition of significant legacy Digital Cinema business revenues.

Adjusted EBITDA decreased by $1.8 million to $0.5 million primarily driven by $2.4 million of non-recurring, non-cash revenue in the prior year quarter related to Digital Cinema.

Financial condition overview:

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Cash and cash equivalents of $2.4 million and $2.9 million of unused capacity under our line of credit facility as of September 30, 2024 .
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The Company’s Digital content library comprised of approximately 66,000 titles was valued as of March 31, 2024 at approximately $40 million, a significant increase over the 2023 valuation and well above the $2.5 million book value of the library as of September 30, 2024.
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The Company continued to execute on its previously approved share repurchase program and acquired approximately 31,000 thousand shares through September 30, 2024. The previously reported share repurchase program remains in place and will continue to be utilized as appropriate.

Operational Developments During the Quarter

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Terrifier 3 premiered at Fantastic Fest with unprecedented positive early reactions ahead of the October 11 wide theatrical release – Fans and Critics Praised the film as "A Blood-soaked Triumph!"
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Released official trailer and key art for Terrifier 3 – garnering over 14 million views across social media, and coverage from major outlets including Cosmopolitan, Collider, AV Club, USA Today and Yahoo! Entertainment.
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Experienced a remarkable 73% growth in year-over-year growth in free ad-supported streaming TV (FAST) viewing.
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Celebrated the launch of the Dog Whisperer with Cesar Millan FAST Channel on Pluto TV and Vizio WatchFree+, with “Bark Week” stunt.
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MatchpointTM selected as finalist for the Content Delivery (B2B) Award at The Digital Entertainment Group's annual EnTech Awards.
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Cineverse earned industry honor - winning the Next TV Innovation Award 2024.
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Launched prominent Anime content brand, Yu-Gi-Oh! as FAST channel available across LG Smart TVs wide consumer base.
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Announced acquisition of ‘Jersey Shore’ alum Jenni "JWOWW" Farley's directorial debut for the Company's Horror vertical streaming service, Screambox and to all other downstream digital platforms.
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Announced video content partnership with Spotify to make celebrated content – such as Dog Whisperer with Cesar Millan, Land of the Lost, Entrepreneur Elevator Pitch, The FBI Files and comedy specials from Jeff Dunham, Jim Gaffigan, Eddie Griffin, Tiffany Hadish, Kathleen Madigan and Gary Owen – available across the platform’s broad user base.
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Announced full integration of LiveRamp’s authenticated traffic solution – improving data security and accuracy for Cineverse's advertisers and Matchpoint™ customers.

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Announced FAST technology partnerships with Wurl and Frequency – extending Matchpoint's distribution capabilities to now support the three leading (including Amagi) FAST playout platforms.

Operational Developments Subsequent to Quarter-End

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Announced Terrifier 3 winning No. 1 at the box office in its opening weekend – opening to almost $19 million over the four-day holiday weekend. The horror franchise follow-up garnered a Certified Fresh on Rotten Tomatoes.
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Featured Art the Clown ringing Nasdaq closing bell to celebrate Halloween – and the killer box office success of Terrifier 3.
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Announced expansion of growing Horror vertical merchandise and collectibles business – following the success of merchandise at retailers like Spencer's and Walmart.
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Announced the acquisition of worldwide distribution rights to Silent Night Deadly Night, a remake of the controversial horror classic planned for a late 2025 release.
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Announced participation in Google Cloud Live: New York – executives invited to speak and showcase Gen AI Content Search & Discovery tool, cineSearch as part of the tech giant’s conference.
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Launched GoPro Channel and Real Madrid TV to Stream on Shawne Merriman's Lights Out Sports TV.
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Launched Gen AI Content Search & Discovery tool, cineSearch, for public preview.

Management Commentary

Chris McGurk, Cineverse Chairman and CEO, stated: “We had a very solid quarter of growth and financial improvement, even without recording any of the financial results from our box office hit, the horror phenomenon Terrifier 3. We grew total revenues by 20% excluding the legacy Digital Cinema business, we generated a total operating margin of 51%, again exceeding our stated margin goals, we continued to significantly reduce SG&A costs and we generated positive Adjusted EBITDA of $0.5 million. Our content licensing, advertising, technology and streaming businesses all contributed to these positive results, which bodes very well for continued future success”

“Released into theaters on October 11, Terrifier 3 took the entire film world by surprise, supplanting Joker: Folie a Deaux at the top of the domestic box office charts with an almost $19 million first weekend opening despite micro spending levels from a production and marketing standpoint versus industry norms. The film continues to shock and awe the film world, rolling on to more than $54 million at the domestic box office to date, with Digital, DVD/BluRay and Streaming/Pay releases upcoming shortly. Terrifier 3 will have a major impact on both our income statement and balance sheet beginning in our next reported fiscal quarter and beyond. For instance, we expect to record at least $20 million in just theatrical rental revenues alone in the next reported quarter and record significant additional revenue and high margin profit streams from the domestic ancillary markets as well. We expect the profits and cash flow generated from Terrifier 3 will be a major factor in realizing our goal of a sustainable, self-funding balance sheet for our ongoing operations and as such, we currently see no need to raise any outside equity capital to fund our operations for the foreseeable future.”

"Beyond the significant financial upside, the tremendous success of Terrifier 3 has established a potential new blueprint in the industry for the theatrical release of independent films with a much more risk-advantaged economic profile than ever before. We believe this can become a major upside for the independent film business and independent filmmakers going forward. Essentially, Cineverse used the entertainment and technology assets we built over the years, our MatchpointTM technology, our targeted fan-centric streaming channel portfolio with more than 80 million monthly viewers, our social media footprint including online leader Bloody Disgusting and our top 10 podcast network to open a movie to #1 at the domestic box office amidst an array of wide-release, mega-spending major studio movies, for well below $1 million in out-of-pocket marketing costs. At the same time, we estimate that we generated well over $5 million in media value through the Cineverse ecosystem. That is a previously unheard-of feat in the entertainment business, and we intend to both release more of our own films using this model as well as other studio’s releases that can potentially take advantage of our unique array of assets to market and distribute their films, creating a new profit line for the Company. Our recent announcement that we are going to distribute on a worldwide basis the remake of the controversial horror classic Silent Night Deadly Night is the first step in that regard.”

Erick Opeka, President and CSO of Cineverse, stated, “This quarter marks a transformative period for Cineverse as we expand our capabilities across podcasting, technology, and streaming. With our podcast network now ranking among the Top 10 by audience, driving 98% revenue growth, we’re positioned to deliver substantial value to our audiences and advertisers. Recent technological advances, including our cineSearch AI product and initial MatchpointTM deals closed this quarter, demonstrate our commitment to innovation, with a robust pipeline expected to drive further growth in the coming quarters. Partnerships with leaders like Google further strengthen our position in the tech-driven future of entertainment.

“Our proprietary C360 platform, which now processes over 20 billion ad requests per month and achieved record results in October, enables us to reach and engage passionate fan communities at a fraction of Hollywood’s typical marketing spend. This highly efficient approach delivers significantly greater returns for both talent and Cineverse, as seen with the success of Terrifier 3. We are eager to expand on this approach as we build out our film releasing slate for the next fiscal year and beyond.

“We are also advancing exciting opportunities in AI, leveraging our extensive content library and MatchpointTM technology. Currently, we’re in discussions with multiple parties to license parts of our library for AI training purposes and are finalizing partnerships to represent and process AI training rights and data for a wide array of global rights holders. This initiative could dramatically expand our existing library of over 66,000 titles, positioning us at the forefront of training data licensing.

“In our streaming business, our channel portfolio has driven exceptional engagement and financial performance, contributing to a 73% year-over-year increase in viewership. Notably, The Dog Whisperer with Cesar Millan channel generated more than $1.6 million in licensing revenue alone, quickly becoming one of our top revenue-generating channels in the portfolio, and we anticipate continued growth in this channel as we further expand its distribution.

By tapping into our engaged audiences, smart streaming tech, and targeted advertising, Cineverse has built a real competitive edge as a next-generation studio. This approach lets us connect releases directly with fan communities, reach audiences efficiently, and keep costs down—all while growing and driving profits. We’re setting a new standard for how a modern studio can thrive.

Conference Call

Cineverse will host a conference call at 4:30 p.m. ET (Thursday, November 14, 2024), during which management will discuss the results of the fiscal second quarter ended September 30, 2024. To participate in the conference call, please use the following dial-in numbers:

United States (Local): +1 404 975 4839

United States (Toll-Free): +1 833 470 1428

Canada (Toll-Free): +1 833 950 0062

Access Code: 364307

The conference call can also be accessed by webcast at the Investors section of the Company's website at https://investor.cineverse.com/events-and-presentations. Those who are unable to attend the live conference call may access the recording at the above webcast link, which will be made available shortly after the conclusion of the call.

About Cineverse

On a mission to uplift storytellers and entertain fans with the power of technology, Cineverse (NASDAQ: CNVS) distributes over 71,000 premium films, series, and podcasts. Engaging over 150 million unique monthly users, Cineverse delivers more than one billion minutes of curated content each month – connecting fans with stories that resonate.

With properties like the box office sensation, Terrifier 3, iconic horror destination, Bloody Disgusting, the Bob Ross Channel, women’s entertainment channel Dove, and a leading podcast network, Cineverse is the first stop for audiences seeking authentic and experiential content. From a vibrant lineup of titles and fandom channels, to next-gen advertising offerings and streaming solutions, Cineverse is setting the stage for a new era of entertainment.

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cineverse officials during presentations about Cineverse, along with Cineverse's filings with the Securities and Exchange Commission, including Cineverse's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings, or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cineverse's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties, and assumptions about Cineverse, its technology, economic and market factors, and the industries in which Cineverse does business, among other things. These statements are not guarantees of future performance, and Cineverse undertakes no specific obligation or intention to update these statements after the date of this release.

For additional information, please contact:

Julie Milstead

424-281-5411

investorrelations@cineverse.com

CINEVERSE CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	As of
	September 30, 2024	March 31, 2024
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$2,429	$5,167
Accounts receivable, net	14,814	15,106
Employee retention tax credit	79	1,671
Content advances	10,788	9,345
Other current assets	2,069	1,432
Total Current Assets	30,179	32,721
Property and equipment, net	2,932	2,276
Intangible assets, net	17,937	18,328
Goodwill	6,799	6,799
Content advances, net of current portion	1,472	2,551
Other long-term assets	1,281	1,703
Total Assets	$60,600	$64,378
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$19,928	$20,817
Line of credit, including unamortized debt issuance costs of $180 and $81, respectively	4,637	6,301
Current portion of earnout and deferred consideration on purchase of business	3,040	3,294
Term loan, including unamortized debt issuance costs of $87 and $0, respectively	3,147	—
Operating lease liabilities	273	401
Current portion of deferred revenue	352	436
Total Current Liabilities	31,377	31,249
Deferred consideration on purchase, net of current portion	—	457
Operating lease liabilities, net of current portion	371	462
Other long-term liabilities	61	59
Total Liabilities	$31,809	$32,228
Stockholders’ Equity
Preferred stock	$3,559	$3,559
Common Stock	194	194
Additional paid-in capital	547,234	545,996
Treasury stock, at cost	(12,193)	(11,978)
Accumulated deficit	(508,691)	(504,153)
Accumulated other comprehensive loss	(297)	(345)
Total stockholders’ equity of Cineverse Corp.	29,806	33,273
Deficit attributable to noncontrolling interest	(1,015)	(1,122)
Total equity	28,791	32,151
Total Liabilities and Equity	$60,600	$64,378

CINEVERSE CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
Revenues	$12,739	$13,012	$21,866	$25,992
Operating expenses
Direct operating	6,262	4,646	10,741	11,633
Selling, general and administrative	6,364	6,827	12,927	14,715
Depreciation and amortization	974	953	1,837	1,775
Total operating expenses	13,600	12,426	25,505	28,123
Operating (loss) income	(861)	586	(3,639)	(2,131)
Interest expense	(337)	(195)	(768)	(490)
Gain (loss) from investment in Metaverse, a related party	1	(718)	4	(718)
Other income (expense), net	—	26	163	(478)
Net loss before income taxes	(1,197)	(301)	(4,240)	(3,817)
Income tax expense	(6)	(16)	(13)	(36)
Net loss	(1,203)	(317)	(4,253)	(3,853)
Net income attributable to noncontrolling interest	(84)	(40)	(106)	(53)
Net loss attributable to controlling interests	(1,287)	(357)	(4,359)	(3,906)
Preferred stock dividends	(89)	(88)	(177)	(176)
Net loss attributable to common stockholders	$(1,376)	$(445)	$(4,536)	$(4,082)
Net loss per share attributable to common stockholders:
Basic	$(0.09)	$(0.04)	$(0.29)	$(0.37)
Diluted	$(0.09)	$(0.04)	$(0.29)	$(0.37)
Weighted average shares of common stock outstanding:
Basic	15,721	12,376	15,711	11,118
Diluted	15,721	12,376	15,711	11,118

Adjusted EBITDA

We define Adjusted EBITDA to be earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, merger and acquisition costs, restructuring, transition and acquisitions expense, net, goodwill impairment and certain other items.

Adjusted EBITDA is not a measurement of financial performance under GAAP and may not be comparable to other similarly titled measures of other companies. We use Adjusted EBITDA as a financial metric to measure the financial performance of the business because management believes it provides additional information with respect to the performance of its fundamental business activities. For this reason, we believe Adjusted EBITDA will also be useful to others, including our stockholders, as a valuable financial metric.

We present Adjusted EBITDA because we believe that Adjusted EBITDA is a useful supplement to net income (loss) from continuing operations as an indicator of operating performance. We also believe that Adjusted EBITDA is a financial measure that is useful both to management and investors when evaluating our performance and comparing our performance with that of our competitors. We also use Adjusted EBITDA for planning purposes and to evaluate our financial performance because Adjusted EBITDA excludes certain incremental expenses or non-cash items, such as stock-based compensation charges, that we believe are not indicative of our ongoing operating performance.

We believe that Adjusted EBITDA is a performance measure and not a liquidity measure, and therefore a reconciliation between net income (loss) from operations and Adjusted EBITDA has been provided in the financial results. Adjusted EBITDA should not be considered as an alternative to net income (loss) from operations as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of cash flows, in each case as determined in accordance with GAAP, or as a measure of liquidity.

In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Following is the reconciliation of our consolidated net (loss) income to Adjusted EBITDA (in thousands):

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2024	2023	2024	2023
Net Loss	$(1,203)	$(317)	$(4,253)	$(3,853)
Add Backs:
Income tax expense	6	16	13	36
Depreciation and amortization	974	953	1,837	1,775
Interest expense	337	195	768	490
Stock-based compensation	503	499	973	909
Loss from equity investment in Metaverse	(1)	718	(4)	718
Other (income) expense, net	—	(26)	(163)	148
Net income attributable to noncontrolling interest	(84)	(40)	(106)	(53)
Transition-related costs	—	368	27	835
Adjusted EBITDA	$532	$2,366	$(908)	$1,005